





                                                                                                                     EXHIBIT 11.2
                                                 CONSECO, INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                                                           (unaudited)

                                                                           Three months ended           Six months ended
                                                                                 June 30,                    June 30,
                                                                          --------------------          -----------------
                                                                          1997            1996          1997         1996
                                                                          ----            ----          ----         ----

   Weighted average primary shares outstanding....................     214,917,625   105,133,346    209,436,284   102,250,246
     Incremental common equivalent shares:
       Related to options and employee stock plans ...............           -           765,280          -         1,586,570
       Related to convertible preferred stock.....................           -        17,112,680          -        17,449,538
                                                                      ------------   -----------    ------------  -----------

   Weighted average fully diluted  shares outstanding.............     214,917,625   123,011,306    209,436,284   121,286,354
                                                                      ============   ===========    ===========   ===========

     Net income for fully diluted earnings per share..............    $130,645,000   $50,062,000   $229,844,000   $96,410,000
                                                                      ============   ===========   ============   ===========

     Net income per fully diluted common share....................            $.61          $.41          $1.10          $.79
                                                                              ====          ====          =====          ====

     Note: For the three and six months ended June 30, 1997,  the closing market price of a share of Conseco common stock was lower than the average market price during the periods. Accordingly, there were no additional incremental common equivalent shares for the purpose of calculating fully diluted earnings per share.